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                        ADMINISTRATION SERVICES AGREEMENT

     AGREEMENT made as of this 1st day of July, 2005, between HSBC Investments
(USA) Inc. ("HSBC"), a New York corporation having its principal place of business at 452 Fifth Avenue, 18th Floor, New York, New York 10018 and each entity that has executed this Agreement, as listed on the signature page hereto (each, the "Company"), each of which has its principal place of business at the address set forth below its signature. This Agreement shall be considered a separate agreement between HSBC and each Company, and references to "the Company", etc., shall refer to each Company separately. No Company shall be liable for the obligations of, nor entitled to the benefits of, any other Company under this Agreement.

     WHEREAS, the Company desires that HSBC perform administration services for the Company and each investment portfolio of the Company, as now in existence and listed on Schedule A hereto, or as hereafter may be established from time to time (individually referred to herein as the "Fund" and collectively as the "Funds"); and

     WHEREAS, HSBC is willing to perform such services on the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the covenants hereinafter contained, the Company and HSBC hereby agree as follows:

     1. Retention of HSBC

     The Company hereby retains HSBC to act as administrator of the Company and each of the Funds and to furnish the Company and each of the Funds with the administration services set forth in Section 2(a) below. HSBC and the Company hereby agree that HSBC will perform the services upon the terms set forth in this Agreement.

     HSBC shall, for all purposes herein, be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Company or the Funds in any way, and shall not be deemed an agent of the Company or the Funds.

     2. Services

     (a) Administration Services. HSBC shall perform or, subject to Section 2(c) hereof, supervise the performance by others of administration services in connection with the operations of the Company and Funds, and, on behalf of the Company, shall investigate, assist in the selection of and conduct relations with transfer agents, custodians, depositories, fund and public accountants, legal counsel, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and persons in any other capacity deemed to be necessary or desirable for the Company's and Funds' operations. HSBC shall provide the Company's Board of Trustees (hereafter referred to as the "Board") with such reports regarding investment performance as it may reasonably request but shall have no responsibility for supervising the performance by any investment adviser or sub-adviser of its responsibilities.


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     HSBC shall provide the Company with all necessary office space, equipment, personnel, compensation and facilities (including facilities for shareholders' and Board meetings) for handling the affairs of the Company and Funds and such other services as HSBC shall, from time to time, determine to be necessary to perform its obligations under this Agreement. In addition, at the request of the Board, HSBC shall make reports to the Board concerning the performance of its obligations hereunder.

     Without limiting the generality of the forgoing, HSBC shall perform the administration services described in Schedule B hereto in connection with the operations of the Company and each of the Funds. HSBC shall perform such other administration services for the Company and each of the Funds that are mutually agreed upon by the parties from time to time, for which the Company will pay HSBC the amounts agreed upon between them.

     (b) Additional Services. Except as explicitly set forth herein, HSBC shall only perform additional services as are provided on an amendment to Schedule B, in consideration of such fees as the parties hereto agree.

     (c) Sub-Agents. HSBC may, with prior notice to the Company, appoint in writing other parties qualified to perform specific services reasonably acceptable to the Company (individually, a "Sub-Agent") to carry out some or all of its responsibilities under this Agreement with respect to a Fund; provided, however, that the Sub-Agent shall be the agent of HSBC and not the agent of the Company or such Fund, and that HSBC shall be fully responsible for the acts of such Sub-Agent, shall not be relieved of any of its responsibilities hereunder by the appointment of such Sub-Agent and shall be obligated to provide such information regarding the relationship with the Sub-Agent as the Company may reasonably request.

     3. Allocation of Charges and Expenses.

     (a) HSBC. HSBC shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. HSBC shall also provide the items which it is obligated to provide under this Agreement, and shall pay all compensation, if any, of officers of the Company and Trustees of the Company who are affiliated persons of HSBC or any affiliated corporation of HSBC; provided, however, that unless otherwise specifically provided, HSBC shall not be obligated to pay the compensation of any employee of the Company retained by the Board to perform services on behalf of the Company.

     (b) The Company. The Company assumes and shall pay or cause to be paid all other expenses of the Company not otherwise allocated herein, including, without limitation, organization costs, taxes, expenses for legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing Shareholders, all expenses incurred in connection with issuing and redeeming Shares, the costs of transfer agency, fund accounting and custodial services, the cost of initial and ongoing registration of the Shares under Federal and state securities laws, fees and out-


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of-pocket expenses of Trustees who are not affiliated persons of HSBC or any affiliated corporation of HSBC (fees for other "interested Trustees" may be paid by parties other than the Company), insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers.

     4. Fees and Expenses

     The Company shall pay HSBC (and/or at the direction of HSBC or a Sub-Agent) for the services to be provided by HSBC under this Agreement in accordance with, and in the manner set forth in, Schedule C. Fees for any additional services to be provided by HSBC pursuant to an amendment to Schedule B shall be subject to mutual agreement at the time such amendment is proposed. The Company shall also reimburse HSBC (and/or at the direction of HSBC, its Sub-Agent) for its reasonable out-of-pocket expenses as set forth in Schedule C. All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

     5. Effective Date

     This Agreement shall become effective as of the date first written above (the "Effective Date").

     6. Term

     This Agreement shall continue in effect until March 31, 2006 (the "Initial Term"). Thereafter, unless otherwise terminated as provided herein, this Agreement shall continue in effect unless and until it is terminated as set forth in this paragraph. This Agreement may be terminated without penalty (i) by provision of advance written notice of non-renewal to the other party at least 60 days prior to the end of the Initial Term, (ii) by mutual agreement of the parties, (iii) for "cause," as defined below, upon the provision of 60 days' advance written notice by the party alleging cause, or (iv) by provision of 60 days' advance written notice to the other party following the Initial Term.

     For purposes of this Agreement, "cause" shall mean (a) a material breach of this Agreement that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; (b) a final, unappealable judicial, regulatory or administration ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; (c) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors or (d) a decision by the Board to terminate the Fund because it is not economically feasible. HSBC shall not terminate this Agreement pursuant to clause (a) above based solely upon the Company's failure to pay an amount to HSBC which is the subject of a good faith dispute, if (i) the Company is attempting in good faith to resolve such dispute with as much expediency as may be possible under the


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circumstances, and (ii) the Company continues to perform its obligations hereunder in all other material respects (including paying all fees and expenses not subject to reasonable dispute hereunder).

     Notwithstanding the foregoing, following any such termination, in the event that HSBC in fact continues to perform any one or more of the services contemplated by this Agreement (or any Schedule or exhibit hereto) with the consent of the Company, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Fees and out-of-pocket expenses incurred by HSBC but unpaid by the Company upon such termination shall be immediately due and payable upon and notwithstanding such termination. HSBC shall be entitled to collect from the Company, in addition to the fees and expenses provided in Schedule C, the amount of all of HSBC's reasonable cash disbursements in connection with HSBC's activities in effecting such termination, including without limitation, the delivery to the Company and/or its distributor or investment adviser and/or other parties of the Company's property, records, instruments and documents.

     7. Standard of Care; Uncontrollable Events; Limitation of Liability

     HSBC shall use reasonable professional diligence to ensure the accuracy of all services performed under this Agreement, but shall not be liable to the Company for any action taken or omitted by HSBC in the absence of bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties. The duties of HSBC shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against HSBC hereunder.

     HSBC shall maintain adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement. Upon the Company's reasonable request, HSBC shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder. Notwithstanding the foregoing or any other provision of this Agreement, HSBC assumes no responsibility hereunder, and shall not be liable for, any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control. Events beyond HSBC's reasonable control include, without limitation, force majeure events. Force majeure events include natural disasters, actions or decrees of governmental bodies, and communication lines failures that are not the fault of either party. In the event of force majeure, computer or other equipment failures or other events beyond its reasonable control, HSBC shall follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize any service interruption.

     HSBC shall provide the Company, at such times as the Company may reasonably require, copies of reports rendered by independent public accountants on the internal controls and procedures of HSBC relating to the services provided by HSBC under this Agreement.


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     NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT
SHALL HSBC, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, OR LOST PROFITS, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER EITHER PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

     8. Legal Advice

     HSBC may apply to the Company at any time for instructions and may consult with counsel for the Company and with accountants and other experts with respect to any matter arising in connection with HSBC's duties, and HSBC shall not be liable nor accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts. HSBC shall notify the Company at any time HSBC believes that it is in need of the advice of counsel (other than counsel in the regular employ of HSBC or any affiliated companies) with regard to HSBC's responsibilities and duties pursuant to this Agreement. After so notifying the Company, HSBC, at its discretion, shall be entitled to seek, receive and act upon advice of legal counsel of its choosing, such advice to be at the expense of the Company unless relating to a matter involving HSBC's willful misfeasance, bad faith, gross negligence or reckless disregard of HSBC's responsibilities and duties hereunder, and HSBC shall in no event be liable to the Company or any Fund or any shareholder or beneficial owner of the Company for any action reasonably taken pursuant to such advice.

     9. Instructions / Certain Procedures, etc.

     HSBC shall be protected in acting upon any document that it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. HSBC will not be held to have notice of any change of authority of any officers, employees or agents of the Company until receipt of written notice thereof from the Company.

     As to the services to be provided hereunder, HSBC may rely conclusively upon the terms of the prospectuses and statements of additional information of the Company relating to the relevant Funds to the extent that such services are described therein unless HSBC receives written instructions to the contrary in a timely manner from the Company.

     The parties hereto may amend any procedures adopted, approved or set forth herein by written agreement as may be appropriate or practical under the circumstances, and HSBC may conclusively assume that any special procedure which has been approved by an executive officer of the Company (other than an officer or employee of HSBC or its Sub-Agent) does not conflict with or violate any requirements of the Company's


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Declaration of Trust, by-laws or then-current prospectuses, or any rule, regulation or requirement of any regulatory body.

     10. Indemnification

     The Company agrees to indemnify and hold harmless HSBC, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses (including reasonable investigation expenses) of every nature and character (collectively, "Losses") arising out of or in any way relating to HSBC's actions taken or omissions with respect to the performance of services under this Agreement or based, if applicable, upon reasonable reliance on information, records, instructions or requests given or made to HSBC by the Company, transfer agent, fund accountant, investment adviser, or custodian thereof; provided that this indemnification shall not apply to actions or omissions of HSBC in cases of its own bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties.

     HSBC shall indemnify, defend, and hold the Company, its employees, agents, directors, officers and nominees harmless from and against any and all Losses arising out of or in any way relating to HSBC's willful misfeasance, bad faith or negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties hereunder.

     The indemnification rights under this Section 10 are subject to the limitations of liability in Section 7 of this Agreement.

     The indemnification rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provisions contained herein shall apply, however, it is understood that if in any case a party may be asked to indemnify or hold the other party harmless, the indemnifying party shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnified party will use all reasonable care to identify and notify the indemnifying party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party, but failure to do so in good faith shall not affect the rights hereunder except to the extent the indemnifying party is materially prejudiced thereby. As to any matter eligible for indemnification, an indemnified party shall act reasonably and in accordance with good faith business judgment and shall not effect any settlement or confess judgment without the consent of the indemnifying party, which consent shall not be withheld or delayed unreasonably.

     The indemnifying party shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party. In the event that the indemnifying party elects to assume the


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defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. The indemnifying party shall not effect any settlement without the consent of the indemnified party unless such settlement imposes no liability, responsibility or other obligation upon the indemnified party and relieves the indemnified party of all fault. If the indemnifying party does not elect to assume the defense of suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by the indemnified party. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

     11. Record Retention and Confidentiality

     HSBC shall keep and maintain on behalf of the Company all books and records that are customary or that the Company or HSBC is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the Investment Company Act of 1940, as amended (the "1940 Act"), relating to the maintenance of books and records in connection with the services to be provided hereunder. HSBC further agrees that all such books and records shall be the property of the Company and to make such books and records available for inspection by the Company or by the Securities and Exchange Commission (the "Commission") at reasonable times.

     HSBC shall otherwise keep confidential all books and records relating to the Company and its shareholders, except when (i) disclosure is required by law,
(ii) HSBC is advised by counsel that it may incur liability for failure to make a disclosure, (iii) HSBC is requested to divulge such information by duly-constituted authorities or court process, or (iv) HSBC is requested to make a disclosure by a shareholder or shareholder's agent with respect to information concerning an account as to which such shareholder has either a legal or beneficial interest or when requested by the Company or the dealer of record as to such account. HSBC shall provide the Company with reasonable advance notice of disclosure pursuant to items (i) - (iii) of the previous sentence, to the extent reasonably practicable, so that the Company may seek a protective order or other appropriate remedy. The provisions of this Section 11 are subject to the provisions of Section 23.

     12. Reports

     HSBC shall furnish to the Company and to its properly-authorized transfer agents, fund accountants, auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Company in writing, such reports at such times as are prescribed pursuant to this Agreement, or as subsequently agreed upon by the parties pursuant to an amendment to this Agreement. The Company agrees to examine each such report or copy promptly and will report or cause to be reported any errors or discrepancies therein. In the event that errors or discrepancies, except such errors and discrepancies as may not reasonably be expected to be discovered by the recipient after a diligent examination, are not so reported promptly, a report will for all purposes be accepted by and binding upon the Company and any


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other recipient, and HSBC shall have no liability for errors or discrepancies therein and shall have no further responsibility with respect to such report except to perform reasonable corrections of such errors and discrepancies within a reasonable time after requested to do so by the Company.

     13. Rights of Ownership

     All computer programs and procedures employed or developed by or on behalf of HSBC to perform services required to be provided by HSBC under this Agreement are the property of HSBC. All records and other data except such computer programs and procedures are the exclusive property of the Company and all such other records and data shall be furnished to the Company in appropriate form as soon as practicable after termination of this Agreement for any reason.

     14. Return of Records

     HSBC may at its option at any time, and shall promptly upon the Company's demand, turn over to the Company and cease to retain HSBC's files, records and documents created and maintained by HSBC pursuant to this Agreement which are no longer needed by HSBC in the performance of its services or for its legal protection. If not so turned over to the Company, such documents and records shall be retained by HSBC for six years from the year of creation. At the end of such six-year period, such records and documents shall be turned over to the Company unless the Company authorizes in writing the destruction of such records and documents.

     15. Bank Accounts

     HSBC is hereby granted such power and authority as may be necessary to establish one or more bank accounts for the Company with such bank or banks as are selected or approved by the Company, as may be necessary or appropriate from time to time in connection with the services required to be performed hereunder. The Company shall be deemed to be the customer of such Bank or Banks for all purposes in connection with such accounts. To the extent that the performance of such services hereunder shall require HSBC to disburse amounts from such accounts, the Company shall provide such bank or banks with all instructions and authorizations necessary for HSBC to effect such disbursements.

     16. Representations and Warranties of the Company

     (a) The Company represents and warrants to HSBC that:

     (i) It is duly organized and validly existing under the laws of the jurisdiction of its formation, and has full capacity and authority to enter into this agreement and to carry out its obligations hereunder;

     (ii) It has all necessary authorizations, licenses and permits to carry out its business as currently conducted;


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     (iii) It has been in, and shall continue to be in compliance in all material respects with all laws and regulations applicable to its business and operations;

     (iv) this Agreement has been duly authorized by the Company and, when executed and delivered by the Company, will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties;

     (v) as of the close of business on the Effective Date, each Fund that is in existence as of the Effective Date has authorized unlimited shares; and

     (vi) shares of each Fund which are redeemed by the Company may be sold by the Company from its treasury.

     17. Representations and Warranties of HSBC

     (a) HSBC represents and warrants to the Company that:

     (i) It is a company duly incorporated and validly existing under the laws of the jurisdiction of its formation, and has full capacity and authority to enter into this agreement and to carry out its obligations hereunder;

     (ii) It has all necessary authorizations, licenses and permits to carry out its business as currently conducted;

     (iii) It has been in, and shall continue to be in compliance in all material respects with all provisions of law required in connection with the performance of its duties under this Agreement;

     (iv) The various procedures and systems which it has implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the blank checks, records, and other data of the Company and HSBC's records, data, equipment, facilities and other property used in the performance of its obligations hereunder (including its disaster recovery and business continuity plan) are adequate and that it will make such changes therein from time to time as are reasonably required for the secure performance of its obligations hereunder; and

     (v) This Agreement has been duly authorized by HSBC and, when executed and delivered by HSBC, will constitute a legal, valid and binding obligation of HSBC, enforceable against HSBC in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties.


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     (b) EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ALL REPRESENTATIONS AND
WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE) CONCERNING THE SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO THE SERVICES PROVIDED UNDER THIS AGREEMENT BY HSBC ARE COMPLETELY DISCLAIMED.

     18. Insurance

     HSBC shall maintain a fidelity bond covering larceny and embezzlement and an insurance policy with respect to directors and officers errors and omissions coverage in amounts that are appropriate in light of its duties and responsibilities hereunder. Upon the request of the Company, HSBC shall provide evidence that coverage is in place. HSBC shall notify the Company should its insurance coverage with respect to professional liability or errors and omissions coverage be canceled. Such notification shall include the date of cancellation and the reasons therefore. HSBC shall notify the Company of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Company should the total outstanding claims made by HSBC under its insurance coverage materially impair, or threaten to materially impair, the adequacy of its coverage.

     19. Information to be Furnished by the Company and Funds

     The Company has furnished to HSBC the following, as amended and current as of the Effective Date:

     (a) A copy of the Declaration of Trust of the Company and of any amendments thereto, certified by the proper official of the state in which such document has been filed.

     (b) Copies of:

     (i)  The Company's by-laws and any amendments thereto;

     (ii) resolutions of the Board regarding (A) approval of this Agreement and authorization of officers of the Company to execute and deliver this Agreement and authorization for specified officers of the Company to instruct HSBC hereunder; and (B) authorization of HSBC to act for the Company in the capacities designated herein.

     (c) A list of all officers of the Company, with the Company's AML Compliance Officer included among the officers therein, and any other persons (who may be associated with the Company or its investment adviser), together with specimen signatures of those officers and other persons who (except as otherwise provided herein to the contrary) shall be authorized to instruct HSBC in all matters.


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     (d) Two copies of the following (if such documents are employed by the
Company):

     (i)  Prospectuses and statements of additional information;

     (ii) Distribution agreement; and

     (iii) All other forms commonly used by the Company or its Distributor with regard to their relationships and transactions with shareholders of the Funds.

     (e) A copy of the Company's written AML Program, including related Policies and Procedures.

     20. Information Furnished by HSBC

     HSBC has furnished to the Company evidence of the following:

     (a) Approval of this Agreement by HSBC, and authorization of a specified officer of HSBC to execute and deliver this Agreement; and

     (b) Authorization of HSBC to act for the Company in the capacity designated herein.

     21. Amendments to Documents

     The Company shall furnish HSBC written copies of any amendments to, or changes in, any of the items referred to in Section 19 hereof forthwith upon such amendments or changes becoming effective. In addition, the Company agrees that no amendments will be made to the prospectuses or statement of additional information of the Company which might have the effect of changing the procedures employed by HSBC in providing the services agreed to hereunder or which amendment might affect the duties of HSBC hereunder unless the Company first obtains HSBC's approval of such amendments or changes, which approval shall not be withheld unreasonably.

     22. Reliance on Amendments

     HSBC may rely on any amendments to or changes in any of the documents and other items to be provided by the Company pursuant to Sections 19 and 21 of this Agreement and, subject to the provisions of Section 7 hereof, the Company hereby indemnifies and holds harmless HSBC from and against any and all Losses which may result from actions or omissions on the part of HSBC in reasonable reliance upon such amendments and/or changes. Although HSBC is authorized to rely on the above-mentioned amendments to and changes in the documents and other items to be provided pursuant to Sections 19 and 21 hereof, in the event the same relate to services provided by HSBC hereunder, HSBC shall have no liability for failure to comply with or take any action in conformity with such amendments or changes unless the Company first obtains HSBC's written approval of such amendments or changes.


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     23. Compliance with Laws

     Except for the obligations of HSBC set forth in Section 11 hereof, the Company assumes full responsibility for the preparation, contents, and distribution of each prospectus of the Company as to compliance with all applicable requirements of the Securities Act of 1933, as amended (the "1933 Act"), the 1940 Act, and any other laws, rules and regulations of governmental authorities having jurisdiction. The Company represents and warrants that all shares of the Company that are offered to the public are covered by an effective registration statement under the 1933 Act and the 1940 Act.

     24. Notices

     Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: if to the Company, to it c/o HSBC Investments (USA) Inc., 452 5th Avenue, 18th Floor, New York, New York 10018, Attn: Richard A. Fabietti; with a copy to the Company at 3435 Stelzer Road, Columbus, Ohio 43219,
Attn: President; and if to HSBC Investments (USA) Inc., to it at 452 Fifth Avenue, 18th Floor, New York, New York 10018, Attn: Stephen J. Baker, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

     25. Assignment

     This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party. This Section 25 shall not limit or in any way affect HSBC's right to appoint a Sub-Agent pursuant to Section 2(d) hereof. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

     26. Governing Law and Matters Relating to the Company.

     This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the State of New York and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control. It is expressly agreed that the obligations of the Company hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Company personally, but shall bind only the trust property of the Company. The execution and delivery of this Agreement have been authorized by the Board, and this Agreement has been signed and delivered by an authorized officer of the Company, acting as such, and neither such authorization by the Board nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Company as provided in the Company's Declaration of Trust.

     27. Activities of HSBC

     The services of HSBC rendered to the Company hereunder are not to be deemed to be exclusive. HSBC is free to render such services to others and to have other businesses and interests. It is understood that Trustees, officers, employees and Shareholders of the Company are or may be or become interested in HSBC, as officers, employees or otherwise and that partners, officers and employees of HSBC and its counsel are or may be or become similarly interested in the Company, and that HSBC may be or become interested in the Company as a Shareholder or otherwise

     28. Privacy

     Nonpublic personal financial information relating to consumers or customers of the Company provided by, or at the direction of the Company to HSBC, or collected or retained by HSBC in the course of performing its duties, shall be considered confidential information. HSBC shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of HSBC except at the direction of the Company or as required or permitted by law . HSBC represents, warrants and agrees that it has in place and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Company. The Company represents to HSBC that it has adopted a statement of its privacy policies and practices as required by the Commission's Regulation S-P and agrees to provide HSBC with a copy of that statement annually.

     29. Miscellaneous

     (a) Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

     (b) This Agreement constitutes the complete agreement of the parties hereto as to the subject matter covered by this Agreement, and supersedes all prior negotiations, understandings and agreements bearing upon the subject matter covered herein.

     (c) This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

     (d) No amendment to this Agreement shall be valid unless made in writing and executed by both parties hereto.

                                    * * * * *

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

HSBC INVESTOR FUNDS                        HSBC ADVISOR FUNDS TRUST


By:                                        By:
    ------------------------------------       ---------------------------------
Name:                                      Name:
Title:                                     Title:
Principal business address:                Principal business address:


HSBC INVESTOR PORTFOLIOS                   HSBC INVESTMENTS (USA) INC.


By:                                        By:
    ------------------------------------       ---------------------------------
Name:                                      Name:
Title:                                     Title:
Principal business address:                Principal business address:

                                   SCHEDULE A

                    TO THE ADMINISTRATION SERVICES AGREEMENT

                            Dated as of July 1, 2005

                                      Funds

HSBC Investor Portfolios

     HSBC Investor Fixed Income Portfolio
     HSBC Investor Growth Portfolio
     HSBC Investor High Yield Fixed Income Portfolio
     HSBC Investor International Equity Portfolio
     HSBC Investor Limited Maturity Portfolio
     HSBC Investor Small Cap Equity Portfolio
     HSBC Investor Value Portfolio

HSBC Advisor Funds Trust

     HSBC Investor Fixed Income Fund
     HSBC Investor International Equity Fund
     HSBC Investor Small Cap Equity Fund

HSBC Investor Funds

     HSBC Investor Aggressive Growth Strategy Fund
     HSBC Investor Bond Fund
     HSBC Investor California Tax-Free Money Market Fund
     HSBC Investor Conservative Growth Strategy Fund
     HSBC Investor Conservative Income Strategy Fund
     HSBC Investor Growth and Income Fund
     HSBC Investor Growth Fund
     HSBC Investor Growth Strategy Fund
     HSBC Investor High Yield Fixed Income Fund
     HSBC Investor Limited Maturity Fund
     HSBC Investor Mid-Cap Fund
     HSBC Investor Moderate Growth Strategy Fund
     HSBC Investor Money Market Fund
     HSBC Investor New York Tax-Free Bond Fund
     HSBC Investor New York Tax-Free Money Market Fund
     HSBC Investor Opportunity Fund
     HSBC Investor Overseas Equity Fund
     HSBC Investor Tax-Free Money Market Fund
     HSBC Investor U.S. Government Money Market Fund
     HSBC Investor U.S. Treasury Money Market Fund
     HSBC Investor Value Fund
     HSBC Investor Cash Management Money Market Fund

                                   SCHEDULE B

                    TO THE ADMINISTRATION SERVICES AGREEMENT

                            Dated as of July 1, 2005

                             Administration Services

1. Calculate contractual Company expenses and control all disbursements for the Company, including administration of trustee compensation on behalf of each Company;

2. Prepare an annual projection of the Company's non-asset based expense accruals prior to the beginning of each fiscal year of the Company and monitor actual and accrued expenses;

3. As appropriate compute the Company's yields, total return, expense ratios, portfolio turnover rate and, if required, portfolio average dollar-weighted maturity;

4. Provide information and assistance to counsel to the Company in preparing and assist with filing (i) the annual update to the Company's registration statement on Form N-1A, (ii) other amendments to the Company's registration statement and supplements to its prospectus and statements of additional information, and (iii) notices of annual or special meetings of shareholders of the Company and proxy materials relating thereto, and file any of the foregoing with the Securities and Exchange Commission (the "SEC") upon the request of the Company or counsel to the Company;

5. Prepare such reports, applications and documents (including reports regarding the sale and redemption of shares of beneficial interest in the Company as may be required in order to comply with Federal and state securities laws) as may be necessary or desirable to register the shares of beneficial interest in the Company ("Shares") with state securities authorities, monitor the sale of Shares for compliance with state securities laws, and file with the appropriate state securities authorities the registration statements and reports for the Company and the Shares and all amendments thereto, as may be necessary or convenient to register and keep effective the registration of the Company and the Shares with state securities authorities to enable the Company to make a continuous offering of its Shares;

6. Coordinate and prepare, with the assistance of the Funds' investment adviser and officers, communications to shareholders of record of the Funds ("Shareholders"), including the annual report to Shareholders; prepare and file with the SEC the semi-annual report for the Funds on Form N-SAR and N-CSR and all required notices pursuant to Rule 24f-2; coordinate and oversee the printing and distribution of prospectuses, supplements, proxy materials and reports to Shareholders; and coordinate the solicitation and tabulation of proxies in connection with and attend and otherwise assist with the conduct of the annual meeting of Shareholders each year, if one is held;

7. Administer contracts on behalf of the Company with, among others, the Company's investment adviser, distributor, custodian, transfer agent and fund accountant, including making revisions in accordance with the Company's direction;

8. Supervise the Company's transfer agent with respect to the payment of dividends and other distributions to Shareholders;

9. Calculate performance data of the Funds for dissemination to up to six (6) information services covering the investment company industry;

10. Coordinate and supervise the preparation and filing of the Company's tax returns;

11. Assist with the layout and printing of prospectuses and assist with and coordinate layout and printing of the Funds' semi-annual and annual reports to Shareholders;

12. Assist with the design, development, and operation of the Funds, including new classes, investment objectives, policies and procedures, and structure;

13. Make available appropriate individuals to serve as officers of the Company, upon designation as such by the Board;

14. Obtain, maintain and file fidelity bonds and directors and officers/errors and omissions insurance policies for the Company at the expense of the Company and Funds in accordance with the requirements of Rules 17g-1 and 17d-1(7) under the Investment Company Act of 1940, as amended (the "1940 Act"), to the extent such bonds and policies are approved by the Board;

15. Monitor and advise the Company and its Funds on their regulated investment company status under the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder;

16. Perform required additional administration services and functions of the Company and each Fund to the extent administration services and functions are not provided to the Company or such Fund pursuant to the Company's or such Fund's investment advisory agreement, distribution agreement, custodian agreement, transfer agent agreement or fund accounting agreement as agreed between the parties;

17. Maintain corporate records on behalf of the Company, including, but not limited to, minute books, Declaration of Trust or certificate of incorporation and by-laws, and prepare, at the direction of the Company, amendments to the Company's Declaration of Trust and by-laws and file as necessary;

18. Assist in developing compliance procedures for each Fund to monitor compliance with the 1940 Act, NASD rules and other relevant regulations, and policies adopted by the Fund's Board, and provide compliance monitoring services incorporating certain of those procedures, which will include, among other matters, compliance with each Fund's investment objective, defined investment policies, restrictions, and tax diversification, distribution and income requirements, as are determinable based upon the Fund's accounting records;

19. Monitor services provided under Shareholder Service Plans adopted by the Board and financial institutions that serve, or propose to serve, as shareholder services agents thereunder ("Shareholder Service Agents"); coordinate the services to be rendered by Shareholder Service Agents pursuant to Shareholder Service Agreements under Shareholder Service Plans, and review the qualifications of Shareholder Service Agents to serve as such under the relevant Shareholder Service Plan; coordinate and assist in the Company's execution and delivery of Shareholder Service Agreements; report to the Board regarding amounts paid under Shareholder Service Agreements and the nature of Services provided by the Shareholder Service Agents thereunder; and maintain appropriate records in connection with the foregoing;

20. Provide assistance and guidance to the Company with respect to matters governed by or related to regulatory requirements and developments including: monitoring regulatory and legislative developments which may effect the Company, and assisting in strategic planning in response thereto; assisting the Company in responding to and providing documents for routine regulatory examinations or investigations; and working closely with counsel to the Company in response to such routine or non-routine regulatory matter;

21. Assist the Company in preparing for and conducting Board meetings by (i) coordinating Board book production and distribution, (ii) subject to review and approval by the Company and its counsel, preparing Board agendas and minutes, (iii) preparing the relevant sections of the Board materials pertaining to the responsibilities of HSBC, (iv) assisting and coordinating special materials related to annual contract approvals and approval of rule 12b-1 plans and related matters, (v) attending Board meetings and recording the minutes, and (vi) performing such other Board meeting functions as agreed by the parties; and

22. Furnish advice and recommendations with respect to other aspects of the business and affairs of the Funds as the Company and HSBC shall determine desirable.

                                   SCHEDULE C

                    TO THE ADMINISTRATION SERVICES AGREEMENT

                            Dated as of July 1, 2005

                                  Fee Schedule

Fees

The Company shall pay to HSBC on the first business day of each month, or at such times as HSBC shall request, fees for the services provided under this Agreement as follows:

On incremental net assets of    Basis points
----------------------------    ------------
$0 - $8 billion                      7.5

> $8 billion - $9.25 billion         7.0

> $9.25 billion - $12 billion        5.0

> $12 billion                        3.0

Net assets shall be aggregated across all Companies to determine a total fee for all Companies, and each Company shall be charged its pro rata share of such fee based on the ratio of its net assets to the aggregate net assets of all Companies. Assets in any Fund (a "Feeder Fund") that invests in another Fund (a "Master Fund") shall be counted (and a fee charged thereon) in either the Feeder Fund or the Master Fund, but not both, provided that fees on such assets may be apportioned between the Feeder Fund and the Master Fund. For purposes of determining the fees payable for administrative services, the value of each Company's net assets shall be computed in the manner described in such Company's governing documents (e.g., Memorandum and Articles of Association, Declaration of Trust, etc.) or in its offering documents (e.g., Prospectus or Statement of Additional Information, Offering Memorandum, etc.) as from time to time in effect for the computation of the value of such net assets in connection with the purchase and redemption of shares.

Expenses

In addition to the fees set forth above, each Company agrees to reimburse HSBC for HSBC's reasonable out-of-pocket expenses in providing services under this Agreement on behalf of such Company, including without limitation, the following:

     (i) All freight and other delivery and bonding charges incurred by HSBC in delivering materials to and from the Company and in delivering all materials to shareholders;

     (ii) Costs for postage, couriers, stock computer paper, computer disks, statements, labels, envelopes, checks, reports, letters, tax forms, proxies, notices or other forms of printed material (including the costs of preparing and printing all printed materials) which shall be required for the performance of the services to be provided hereunder;

     (iii) All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by HSBC in communication with the Company, the Company's investment adviser or custodian, dealers, shareholders or others as required to perform the services to be provided hereunder;

     (iv) Sales taxes paid on behalf of the Company;

     (v) The cost of microfilm or microfiche or other electronic retention of records or other materials;

     (vi) Records retention / storage fees;

     (vii) Fulfillment;

     (viii) Costs of all other shareholder correspondence;

     (ix) Post office boxes;

     (x) Any expenses HSBC shall incur at the written direction of an officer of the Company; and

     (xii) Ad hoc reporting fees, billed at a mutually agreed upon rate.